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                                                             Exhibit 99.1

Tuesday December 18, 4:49 pm Eastern Time

Press Release

SOURCE: Respironics, Inc.

Respironics to Acquire Novametrix Medical Systems

Strengthens Respironics' Global Position in Respiratory And Cardiopulmonary Markets

     PITTSBURGH, Dec. 18 /PRNewswire/ -- Respironics, Inc. (Nasdaq: RESP - news)
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and Novametrix Medical Systems, Inc. (Nasdaq: NMTX - news) announced today that
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they have entered into a definitive merger agreement pursuant to which
Respironics will acquire Novametrix. The merger has been unanimously approved by the Boards of Directors of both companies. Combined revenues of the two companies are approximately $490 million for the latest twelve months. This tax-free, stock- for-stock transaction is valued at $8.65 per share to the Novametrix stockholders, or $90 million, based on the assumption of approximately $6.0 million in debt and Respironics' December 17, 2001 closing price of $34.59. The actual exchange ratio will be determined based upon the weighted average selling prices of Respironics' stock during a 20 day trading prior to the closing and is subject to a collar as described below. The merger is subject to approval by the stockholders of Novametrix, regulatory approval and other customary closing conditions. Completion is expected during the first quarter of calendar year 2002, which is Respironics' third fiscal quarter.

     James W. Liken, President and CEO of Respironics said, "Novametrix is an excellent fit strategically and operationally. This is a highly synergistic transaction in terms of technology, products and markets served. In addition, our sales, marketing and R&D efforts are complementary. We expect the transaction to be accretive in the first full year following the acquisition." Novametrix, founded in 1978, is a leading cardiorespiratory monitoring company that develops, manufactures and markets proprietary state-of-the-art noninvasive monitors, sensors and disposable accessories. Its products include electronic medical sensors and monitors that noninvasively provide continuous measurements of cardiac output, carbon dioxide, oxygen saturation and respiratory mechanics parameters. Novametrix' noninvasive technology is consistent with the trend toward cost-effective noninvasive monitoring and away from invasive monitoring that has many associated complications, including related infections. The company's products are distributed worldwide and are used in operating rooms, intensive care units, emergency departments and during patient transport. The company's non-invasive sensors and monitoring technology are also incorporated into the products of several leading multi-parameter market leaders.

     In addition to cardiorespiratory monitoring, Novametrix provides developmental care products and services that improve the quality of care for premature infants through its Children's Medical Ventures (ChMV) unit. These products, distributed primarily in the United States, are used in neonatal and pediatric intensive care units of hospitals and also in the home. Respironics believes that the ChMV unit will complement the Homecare Division's infant management business by broadening product offerings and distribution for this marketplace.

     Novametrix has a long history of innovation in respiratory monitoring and recently received the Frost and Sullivan Award for Innovation for its Non-Invasive Cardiac Output Monitor (NICO(TM)). The company is headquartered in Wallingford, Connecticut and employs approximately 235 individuals at two locations, including a facility in Norwell, Massachusetts for its Children's Medical Ventures unit. The company's revenues for the most recent fiscal year ending April 30, 2001 totaled $54.9 million.

     "The acquisition of Novametrix provides many benefits to Respironics and dovetails with our core strategies by providing innovative, complementary technology and enhancing Respironics' global product offerings," said Liken. "The noninvasive monitoring technologies blend well with Respironics' hospital therapeutic product offerings, positioning our company to create a total system of patient ventilation management. Ultimately, we believe that managing patients by monitoring cardiorespiratory parameters while providing the appropriate modes of ventilation will lead to shorter hospital stays and reduced operating costs. The combination of Respironics' innovative therapies and Novametrix' innovative monitoring technologies positions us to develop protocols for ventilation management with the goal of optimizing patient care while lowering the overall cost of care, key elements of our strategic approach to our markets."
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     As an example of the complementary R&D and technology, Liken highlighted the Respironics HeartPAP(TM)* ventilator, designed with a smart algorithm to rapidly detect and treat Cheyne-Stokes Respirations for Congestive Heart Failure patients. "We intend to further develop Novametrix' NICO technology for introduction into cardiologists' offices to support our overall HeartPAP initiative. Over the next 12 to 18 months we will investigate potential market opportunities, reimbursement pathways and development initiatives to introduce this innovative product to the cardiology community."

     William J. Lacourciere, Chairman and CEO of Novametrix, said, "This is an exciting combination of two premiere technology companies that truly complement one another in every way. This is a great opportunity for the employees of both companies and for Novametrix' Hospital and OEM customers who stand to benefit greatly from the combination of the two organizations -- both market leaders in terms of innovative products and technology and excellent people."

     Lacourciere added, "Novametrix' Board of Directors and management team strongly endorse this tax-free transaction and believe it is an excellent opportunity for Novametrix' stockholders. As part of this acquisition, Novametrix becomes an important contributor to Respironics' growth in revenues and earnings. This was an important consideration in deciding on a stock-for-stock transaction," Lacourciere concluded.

     Lacourciere joins Respironics' Hospital Division as President of Cardiopulmonary Monitoring.

     Under the terms of the collar, if Respironics' weighted average stock price is from $30.00 to $31.99 per share over a 20-day trading period ending three days prior to the closing of the transaction, Novametrix stockholders will receive Respironics stock in an amount equal to $8.00 per Novametrix share. If Respironics' weighted average stock price is from $32.00 to $35.00 over the relevant trading period, Novametrix stockholders will receive 0.25 shares of Respironics stock for each share of Novametrix, resulting in a value between $8.00 and $8.75 per share. If Respironics' weighted average stock price is above $35.00, Novametrix stockholders will receive Respironics stock in an amount equal to $8.75 per Novametrix share. If Respironics' weighted average stock price is below $30.00, Novametrix stockholders will receive 0.2667 shares of Respironics stock unless Novametrix exercises its right to terminate the merger.

     Respironics, the global resource in the respiratory medical device industry, provides innovative and unique programs to health care providers while helping them to grow and manage their business efficiently. The company's focus is on homecare, hospital and international markets, providing programs that manage sleep disordered breathing, chronic obstructive pulmonary disease, asthma, allergies and sinusitis, infant jaundice and apnea, heart failure and restrictive lung disorders. Globally positioned, the company employs more than 2,000 individuals worldwide and has manufacturing facilities in several domestic and international locations.

     Parker/Hunter Incorporated acted as financial advisor and Reed Smith LLP acted as legal counsel to Respironics in connection with the acquisition of Novametrix.

     For additional information on Respironics' and Novametrix' products and activities, look on the companies' home pages located at www.respironics.com and
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www.novametrix.com.
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*HeartPAP ventilator is currently undergoing multi-site clinical investigation.
 Not for sale in the U.S.

     The company will host a conference call at 8:00 a.m. Eastern Time Wednesday, December 19, 2001 to discuss the acquisition. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the company's web site at www.respironics.com or www.companyboardroom.com. Please allow extra time prior to the call to visit
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the site and download the streaming media software required to listen to the
Internet broadcast. A replay of the web cast will be available following the call.

     Certain statements made herein are forward-looking statements. They include statements regarding completion of the merger, the consideration to be paid by Respironics in the merger, including Respironics' future stock price, the future of the merged entity, new product development, future research, third-party reimbursement, and future markets. These statements are based on management's current expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, Respironics' ability to achieve expected results may be affected by Respironics' failure to successfully integrate Novametrix' operations, the failure of the transaction to close due to the inability to obtain regulatory or other approvals, failure of the Novametrix stockholders to approve the merger, the failure of the combined company to retain key executives and other personnel, conditions in the economy, industry growth and internal factors, such as the ability to control expenses. For a discussion of additional factors affecting Respironics and the merger, see Respironics' Registration Statement on Form S-4, including the Proxy Statement/Prospectus contained therein, to be filed with the Securities and Exchange Commission.